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                                                                  EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT


(This Agreement supersedes any and all Employment Agreements which were executed prior to May 22, 1997.)

This Agreement is made by and between Zilog, Inc., a Delaware corporation (hereinafter "Zilog") and Michael J. Bradshaw (hereinafter "Bradshaw"), whereby Zilog and Bradshaw agree that Bradshaw accepts employment as Senior Vice President, Worldwide Operations of Zilog, under the following terms and conditions:

1. Term. Zilog and Bradshaw agree that Bradshaw will be Senior Vice President, Worldwide Operations of Zilog for a period of twenty four
        (24) months, commencing on November 6, 1996 and ending November 5, 1998. This Agreement may be extended upon written agreement of Zilog and Bradshaw. If during the term of this Agreement a "Change in Control" of Zilog occurs, the term of this Agreement will be extended for a period of twenty four (24) months commencing on the earlier of the effective date of the Change in Control or the date this Agreement would otherwise expire; provided, however, in the case of a Change in Control that is subject to an agreement that is executed before the date this Agreement would otherwise expire but becomes effective on a closing date that will occur after the date this Agreement would otherwise expire, there will be no such automatic twenty four month extension if the closing date does not occur within six (6) months after the date this Agreement would otherwise expire. Under these circumstances the term of this Agreement shall be extended six (6) months from the date it would otherwise expire.


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        For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

        (i) A change in the composition of the board of directors of Zilog, Inc., as a result of which fewer than two-thirds of the incumbent directors are directors who either:

                (A) Had been directors of Zilog, Inc. twenty-four (24) months prior to such change; or

                (B) Were elected, or nominated for election, to the board of directors of Zilog, Inc. with the affirmative votes of at least a majority of the directors who had been directors of Zilog, Inc. twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination;

        (ii) Any "person" (as such term is used in sections 13 (d) and 14(d) of the Exchange Act) other than Zilog, Inc. (or its designee), by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of Zilog, Inc. representing twenty percent (20%) or more of the combined voting power of Zilog, Inc.'s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;


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        (iii)   the sale of all or substantially all of the assets of Zilog,
                Inc. to a third party who is not an affiliate (including a parent or subsidiary) of Zilog, Inc.; or

        (iv) Any acquisition of stock, tender offer, merger, consolidation, sale, reorganization, dissolution or other such event or series of events, which in the opinion of a majority of the members of the board of Zilog, Inc. (as reflected in a written resolution of the board of Zilog, Inc.) has resulted in a change of control of Zilog, Inc.

2. Extent of Services. Bradshaw shall devote his entire time, attention and energies to his position as Senior Vice President, Worldwide Operations of Zilog and shall not, during the term of this Employment Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, that Bradshaw may engage in personal investment activities consistent with Zilog's Conflict of Interest Policy.

3.      Compensation.

        A. Salary. For each month of employment, Zilog will pay, or cause to be paid, to Bradshaw the sum of at least $18,375.00 as base salary. Such sum will be paid in monthly installments or such other normal periodic payment schedule


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                as Zilog may establish for its executives. Bradshaw's salary will be reviewed periodically in accordance with established salary review procedures and adjustments to his salary, if any, will be based upon such reviews.

        B. Employee Performance Incentive Plan and Executive Bonus Plan. Bradshaw will be eligible to receive Awards and Payouts in accordance with the terms of the Zilog Employee Performance Incentive Plan (hereinafter "EPIP"), and the EPIP Executive Bonus Plan (hereinafter "Executive Bonus") as such plans may be modified from time to time and as modified by this Agreement.

        C. Zilog Employee Stock Option Plan. Zilog has provided to Bradshaw stock options under the 1990 Zilog Employee Stock Option Plan (hereinafter "ZSOP") and the 1994 Long Term Incentive Plan (hereinafter "LTIP"), copies of such plans being attached hereto. Vesting will continue in accordance with the plan provisions during the term of this Agreement.

4. Benefits. As an employee of Zilog, Bradshaw will be entitled to such benefits as Zilog normally provides its employees. In addition, Zilog will provide Bradshaw with Directors and Officers (D & O) insurance in an amount deemed appropriate by the Company.


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5.      Company Policies. Bradshaw agrees to be bound by all Zilog Company
        Policies applicable to its employees including but not limited to Business Ethics, Conflict of Interest, Proprietary Information and Antitrust Compliance, and he agrees to sign any such documents as Zilog requests evidencing such agreement.

6. Termination of Employment. Zilog reserves the right to terminate the employment of Bradshaw at any time during the term of this Agreement, for any reason or for no reason, with or without cause, by giving Bradshaw at least thirty (30) days written notice of such termination or compensation in lieu of notice; and Bradshaw may terminate his employment by giving at least thirty (30) days written notice to Zilog. Zilog reserves the right to accelerate any deferred resignation date given it by Bradshaw, and any such acceleration of such date will not alter the character of such termination from voluntary to involuntary.

7. Payment Upon Termination. Notwithstanding any other provisions of this Agreement to the contrary, Zilog's obligations to Bradshaw, if his employment with Zilog is terminated prior to the end of this Agreement, shall be as follows:


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        A.      If Bradshaw voluntarily resigns his employment for 1) other than
                Good Reason (as defined in Paragraph 7.B. below) or 2) other than Retirement (as defined in Paragraph 7.C. below) or 3) other than the sale, merger or change in ownership of Zilog (as defined in Paragraph 7.G below) prior to the termination date of this Agreement, he will be entitled to: (1) base salary then due and owing for services previously performed, (2) Payouts under EPIP which become payable to Bradshaw pursuant to the terms of EPIP prior to the effective date of resignation, and (3)
                Payouts under the Executive Bonus which become payable to Bradshaw pursuant to the terms of the Executive Bonus prior to the effective date of resignation. Upon payment of the foregoing items, Zilog will have no further obligation to Bradshaw.

        B. If Bradshaw voluntarily resigns his employment for Good Reason, as defined herein, prior to the termination date of this Agreement, he will be entitled to the benefits provided in Paragraph 7.D. below. Good Reason, as used herein, shall mean:

                (i) a reduction in Bradshaw's authority, responsibility or status as Senior Vice President, Worldwide Operations such that Bradshaw ceases to be an "officer" as that term is defined in the regulations under Section 16 of the Securities Exchange Act of 1934;


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                (ii)    a reduction in Bradshaw's base salary other than in
                        connection with a general reduction applicable to the Vice Presidents of Zilog who are members of the Management Committee;

                (iii) a reduction in form and effect or cessation of any benefit or compensation plan, except EPIP, the Executive Bonus, the Deferred Compensation Plan, or those that may occur for the Zilog employee group in general in accord with a general policy change;

                (iv) a requirement to relocate, except for office relocations that would not increase Bradshaw's oneway commute distance by more than 20 miles;

                (v) any material breach of this Agreement on the part of Zilog not fully remedied by Zilog within sixty (60) days after written notice by Bradshaw of such breach.

        C. If Bradshaw retires as defined in PM60-05 prior to the termination date of this Agreement, he will be entitled to the following at the effective date of retirement: (1) base salary then due and owing for services previously performed, (2) Payouts under EPIP for Awards made prior to the effective date of the retirement, and (3) Payouts under the Executive Bonus for Awards made prior to the effective date


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                of the retirement. EPIP and Executive Bonus Awards may also be granted at Zilog's sole discretion for the year in which the retirement occurs, prorated to the date of the retirement. Payouts for all Awards will be made at the same time and on the same schedule as those for active employees. Upon the payment of the foregoing items, Zilog will have no further obligation to Bradshaw.

        D. If Zilog terminates Bradshaw's employment during the term of this Agreement other than for Cause or Detrimental Activity as defined in 7.E. below, he will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, (2) Payouts under EPIP for Awards made prior to the effective date of termination of employment which Payouts are payable to Bradshaw pursuant to the terms of EPIP prior to expiration of the term of this Agreement, and (3) Payouts under the Executive Bonus for Awards made prior to the effective date of termination of employment which Payouts are payable to Bradshaw pursuant to the terms of the Executive Bonus prior to expiration of the term of this Agreement. Bradshaw will not be eligible for Awards under EPIP or the Executive Bonus made after the date on which his employment at Zilog ceased or for Payouts made on any Awards after the


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               expiration date of this Agreement. Vesting of common stock and stock options granted under ZSOP and LTIP will continue for the period remaining in this Agreement. Upon the payment of the foregoing items, Zilog will have no further obligation to Bradshaw.

        E. If Zilog terminates Bradshaw during the term of this Agreement for Cause, or for Detrimental Activity as defined herein, Zilog will have no further monetary obligation to Bradshaw other than:
                (1) any base salary then due and owing for services previously performed, (2) Payouts under EPIP which become payable to Bradshaw pursuant to the terms of EPIP prior to the effective date of termination, and (3) Payouts under the Executive Bonus which become payable to Bradshaw pursuant to the terms of the Executive Bonus prior to the effective date of termination. Cause or Detrimental Activity shall be a willful violation of a major company policy, conviction of any criminal or civil law involving moral turpitude, willful misconduct which results in a material reduction in Bradshaw's effectiveness in the performance of his duties, or willful and reckless disregard for the best interests of the Company.


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        F.      If Bradshaw ceases to be an employee of Zilog during the term of this Agreement because of total and permanent disability or death, Zilog's obligations to Bradshaw or his beneficiaries will be limited solely to: (1) any base salary then due and owing for services previously performed, (2) Payouts in accordance with the terms of EPIP, (3) Payouts in accordance with the terms of the Executive Bonus, and (4) any benefits including ZSOP and LTIP benefits normally provided by Zilog to its employees due to or on account of total and permanent disability or death.

        G. If Bradshaw leaves his employment, either voluntarily for Good Reason or involuntarily for reasons other than for Cause or Detrimental Activity, following the effective date of a Change in Control prior to the termination date of this Agreement, he will be entitled to receive the following; (1) the then current base salary for the period remaining in this Agreement, payable in a cash lump sum not more than five (5) business days following the date of leaving employment, (2) Payouts under EPIP for Awards made prior to the effective date of termination of employment, and (3) Payouts under the Executive Bonus for Awards made prior to the effective date of termination of employment. EPIP and Executive Bonuses shall also be awarded for the year in which the termination of employment occurs and shall be


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                calculated in accordance with the terms of such arrangements assuming the date of Bradshaw's termination is the last day of Zilog's fiscal year and based on Zilog's financial performance for the portion of such fiscal year that includes calculated financials for Zilog as a separate entity. All of the above EPIP and Executive Bonus Awards shall be paid in a cash lump sum within five (5) business days of the date of Bradshaw's termination of employment. All outstanding unvested stock options whether granted under ZSOP and LTIP or otherwise will continue to vest for the period of time remaining in the Agreement (the "Continuation Period"). Regardless of the provisions of ZSOP, LTIP or any other plans or agreements, the Continuation Period shall be counted as employment with Zilog for purposes of vesting under all options and for purposes of determining the expiration date of any stock options held by Bradshaw when his employment terminates. During the remaining term of this Agreement Bradshaw (and, where applicable, his dependents) shall be entitled to continue participation in the group insurance plans maintained by Zilog, including life, disability and health insurance programs, as if he were still an employee of Zilog. To the extent that Zilog finds it impossible to cover Bradshaw under its group insurance policies during such period, Zilog shall provide Bradshaw with individual policies which offer at least


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                the same level of coverage and which impose not more than the same costs on him as if he were still an employee of Zilog. The foregoing notwithstanding, in the event that Bradshaw becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by Zilog under this paragraph shall terminate immediately. Any group health continuation coverage that Zilog is otherwise required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") shall be offered when coverage under this paragraph terminates.

                Except as provided in the paragraph immediately following, upon payment of the foregoing items, Zilog will have no further obligation to Bradshaw.

                In the event that it is determined that any payment or distribution of any type to or for the benefit of Bradshaw made by Zilog, by any of its affiliates, by any person who acquires ownership or effective control of Zilog or ownership of a substantial portion of Zilog's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to


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                such excise tax (such excise tax, together with any such
                interest or penalties, are collectively referred to as the "Excise Tax"), then Bradshaw shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that shall fund the payment by Bradshaw of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

                All mathematical determinations and all determinations of whether any of the Tota1 Payments are "parachute payments" (within the meaning of section 280G of the Code) that are required to be made hereunder, including all determinations of whether a Gross-Up Payment is required and of the amount of such Gross-Up Payment, shall be made by the independent auditors retained by Zilog most recently prior to the Change in Control (the "Auditors"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to Zilog and to Bradshaw within seven (7) business days of Bradshaw's termination date, if applicable, or such earlier time as is requested by Zilog or by Bradshaw (if Bradshaw reasonably believes that any of the Total Payments may be subject to the Excise Tax) . If the Auditors determine that no Excise Tax is payable by Bradshaw, it shall furnish Bradshaw with


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                a written statement that such Auditors have concluded that no
                Excise Tax is payable (including the reasons therefor) and that Bradshaw has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Bradshaw within five (5) business days after the Determination is delivered to Zilog or Bradshaw. Any determination by the Auditors shall be binding upon Zilog and Bradshaw, absent manifest error.

                As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Auditors hereunder, it is possible that Gross-Up Payments not made by Zilog should have been made ("Underpayments") or that Gross-Up Payments will have been made by Zilog which should not have been made ("Overpayments"). In either event, the Auditors shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by Zilog to or for the benefit of Bradshaw. In the case of an Overpayment, the Employee shall, at the direction and expense of Zilog, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Zilog and otherwise reasonably cooperate with Zilog to correct such Overpayment; provided, however, that (a.) Bradshaw shall in


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            no event be obligated to return to Zilog an amount greater than the net after-tax portion of the Overpayment that Bradshaw has retained or has recovered as a refund from the applicable taxing authorities and (b.) this provision shall be interpreted in a manner consistent with the intent of this excise tax restoration provision which is to make Bradshaw whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Bradshaw's repaying to Zilog an amount which is less than the Overpayment.

8. Bradshaw Representations. Bradshaw represents to Zilog that to the best of his knowledge he is under no obligation to any employer or third party which would preclude his full, complete and unfettered discharge of his duties under this Agreement.

9. Notices. Any notices required to be given hereunder shall be in writing, and if by Zilog shall be addressed to Bradshaw as indicated in Zilog's personnel records or such other address as Bradshaw shall specify in writing and if by Bradshaw to Zilog at:

                Zilog, Inc.
                210 East Hacienda Avenue
                Campbell, California 95008-6600
                Attn: Vice President, Human Resources and
                      Administration


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      Such addresses may be changed by written notice from either Zilog or
      Bradshaw, to the other.

10. Amendment. This Agreement may be amended only in writing, signed by both parties hereto.

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Zilog, its successors and assigns. Bradshaw may not assign, transfer, pledge or hypothecate any of his rights or obligations hereunder, Awards or Payouts under EPIP or the Executive Bonus or other compensation to which he may be entitled hereunder. Zilog will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of Zilog to assume expressly and agree, in substance and form satisfactory to Bradshaw, to perform this Agreement in the same manner and to the same extent Zilog would be required to perform it if no succession had taken place.

12. Waiver of Breach. The waiver by Zilog of a breach of any provision of this Agreement by Bradshaw shall not operate or be construed as a waiver of any subsequent breach by Bradshaw.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.


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14.   Entire Agreement. This entire Agreement consists of this document, together with the following documents:

      A.    EPIP, attached as Exhibit I;

      B.    Executive Bonus, attached as Exhibit II:

      C.    Zilog Employee Stock Option Plan, attached as Exhibit III;

      D.    Zilog 1994 Long Term Incentive Plan, attached as Exhibit IV;

      E. Employee Proprietary Rights and Non-Disclosure Agreement, attached as Exhibit V;

      F.    Conflict of Interest Statement, attached as Exhibit VI:

      G.    Statement addressed to "Human Resources," attached as Exhibit VII;

      H.    Policy on Business Ethics, attached as Exhibit VIII; and

      I.    PM60-05, attached as Exhibit IX.

15. Governing Law. This Employment Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles.

Executed effective May 22, 1997

By  /s/ MICHAEL J. BRADSHAW            By  /s/ E. A. SACK, PRESIDENT AND CEO
    --------------------------             -------------------------------------
    Michael J. Bradshaw                    E. A. Sack, President and CEO

Dated: 22 May 1997                     Dated: 5-22-97
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